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                          AGREEMENT AND PLAN OF MERGER
                        BETWEEN KAYNAR HOLDINGS INC. AND
                            KAYNAR TECHNOLOGIES INC.


          THIS AGREEMENT is entered into as of May __, 1997, between KAYNAR HOLDINGS INC., a Delaware corporation ("BUYER"), and its wholly-owned subsidiary, KAYNAR TECHNOLOGIES INC., a Delaware corporation ("TARGET").

          The parties agree as follows:

     ARTICLE 1 -- THE MERGER

          1.1 THE MERGER. Subject to the conditions of this Agreement, TARGET will merge with and into BUYER (the "Merger"). BUYER will be the surviving corporation, and its Certificate of Incorporation and Bylaws as in effect immediately prior to the Merger will be the Certificate of Incorporation and Bylaws of the surviving corporation, except with respect to the corporate name.

          1.2 EFFECTIVE DATE. The Merger will become effective on the date (the "Effective Date") the Certificate of Merger is filed with the Delaware Secretary of State in accordance with Delaware General Corporation Law.

          1.3 CONVERSION OF SHARES. On the Effective Date, (i) each outstanding share of Common Stock, par value $.01 per share, of TARGET will be cancelled and TARGET will cease to exist, (ii) each outstanding share of Series A Convertible Preferred Stock, par value $.01 per share, of BUYER will be exchanged for 9.953 shares of Common Stock of BUYER and 58.047 shares of a new class of capital stock of BUYER, Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), and (iii) each outstanding share of Series B Preferred Stock, par value $.01 per share, of BUYER will be exchanged for 68 shares of Series C Preferred Stock.

          1.4 CHANGE OF NAME. Upon the Effective Date, the BUYER, as the surviving entity, will be renamed "Kaynar Technologies Inc."

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     ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES

          2.1 DUE AUTHORIZATION, EXECUTION, AND DELIVERY. Each of TARGET and BUYER represents that this Agreement has been duly authorized by their respective boards of directors and stockholders and that this Agreement will be executed and delivered by respective officers thereof as required by Section 251 of the Delaware General Corporation Law.

          2.2  LEGAL PROCEEDINGS.  Each of TARGET and BUYER represents that
(a) there is no pending or threatened judicial or administrative proceeding or investigation affecting it or any of its subsidiaries, that if resolved adversely to it could reasonably be expected to impair its ability to consummate the Merger; and (b) it is not aware of any judicial or administrative decision affecting it or any of its subsidiaries that could reasonably be expected to impair its ability to consummate the Merger.


     ARTICLE 3 -- COVENANTS

          3.1  AFFIRMATIVE COVENANTS.

          (a) FILINGS AND APPROVALS. Each party will cooperate with the other in the preparation and filing, as soon as possible, of all necessary applications, and other documents with respect to the Merger.

          (b) STOCKHOLDERS' ACTIONS. Each party will submit this Agreement to its stockholders for approval as soon as practicable after this Agreement is approved by each party's respective board of directors.


     ARTICLE 4 -- CLOSING PROCEDURES

          The closing under this Agreement will take place on the Effective
Date.


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     ARTICLE 5 -- TERMINATION

          This Agreement, whether or not approved by the stockholders of BUYER or TARGET, may be terminated on or before the Effective Date unilaterally by action of the board of directors of TARGET or of BUYER. If termination occurs, no party will have any further liability or obligation under this Agreement to the other parties or to any stockholder, director, officer, employee, agent or representative of the other parties.


     ARTICLE 6 -- MISCELLANEOUS

          6.1 NOTICES. Any notice under this Agreement may be orally or in writing and either delivered in person, telexed or telecopied.

          6.2  EXPENSES.  Each party will pay its own expenses.

          6.3 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party will terminate on the Effective Date.

          6.4 ASSIGNABILITY. Neither this Agreement nor any rights or obligations under it are assignable.

          6.5 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware.

          6.6 AMENDMENT. This Agreement may be amended in accordance with applicable law.


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          IN WITNESS WHEREOF, Kaynar Holdings Inc. and Kaynar Technologies Inc.
have each caused this Agreement to be executed by its authorized officer as of the Effective Date first above written.


KAYNAR HOLDINGS INC.                         KAYNAR TECHNOLOGIES INC.



By_______________________                    By _______________________
Title:                                       Title:



By_______________________                    By _______________________
Title:                                       Title:










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